EXHIBIT 10.12

FIRST AMENDMENT

TO

SENIOR EXECUTIVE SEVERANCE AGREEMENT

First Amendment (“Amendment”) made as of the 1st day of November, 2007 to the Senior Executive Severance Agreement (“Severance Agreement”) dated as of July 30, 1998, by and among Boston Properties, Inc., a Delaware corporation with its principal executive office in Boston, Massachusetts (the “Company”), Boston Properties Limited Partnership, a Delaware limited partnership with its principal place of business in Boston, Massachusetts (“BPLP”) (the Company and BPLP shall be hereinafter collectively referred to as the “Employers”), and Edward H. Linde of Weston, Massachusetts (the “Executive”).

WHEREAS, the parties hereto desire to amend the Severance Agreement to comply with the requirement of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the parties hereto desire that this Amendment be deemed a modification and an amendment to the Severance Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Employers and the Executive agree as follows:

1. Section 5(b) of the Severance Agreement is hereby amended by deleting the third sentence thereof and substituting therefor the following:

“The initial Gross-Up Payment, if any, as determined pursuant to this Section 5(b), shall be paid as withholding taxes to the taxing authorities on behalf of the Executive at such time or times when the Excise Tax is due.”

2. The Severance Agreement is hereby amended by adding the following Section 17 at the end thereof:

“17. Section 409A. Notwithstanding anything to the contrary in the foregoing, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Executive is considered a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the Date of Termination.

On or before the Executive’s Date of Termination, the Employers shall make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.”

3. All other provisions of the Severance Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Severance Agreement except to the extent specifically provided for herein.

IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Employers and by Executive as of the date first above written.

BOSTON PROPERTIES, INC.

By:  /s/  E. Mitchell Norville

        Name: E. Mitchell Norville

        Title: Executive Vice President,

                  Chief Operating Officer

BOSTON PROPERTIES LIMITED PARTNERSHIP

By: Boston Properties, Inc.

Its: General Partner

By:  /s/  E. Mitchell Norville

        Name: E. Mitchell Norville

        Title: Executive Vice President,

                  Chief Operating Officer

/s/  Edward H. Linde

EDWARD H. LINDE

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